Exhibit 10.30

2003

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: [GRANT DATE]

The following Agreement is (A) established to ensure the continued protection of the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola Mobility Holdings, Inc. and each of its subsidiaries (the “Company”), both as defined in the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”), and Motorola, Inc. and each of its subsidiaries (“Predecessor” which, to the extent this Agreement refers to post-Distribution rights and obligations, shall mean Motorola Solutions, Inc. and each of its subsidiaries) to the extent hereinafter provided, and to reflect the assumption and substitution by Motorola Mobility on January 4, 2011 under the terms of the Plan of an option (the “Original Award”) granted to me by Motorola, Inc. on the above referenced grant date, and (B) made in connection with the distribution to holders of shares of Predecessor common stock of the outstanding shares of Company Common Stock (the “Distribution”). Such adjustment and substitution included an adjustment to the number and kind of shares underlying the Original Award and that future vesting will be based on employment or service with the Company or as otherwise provided in the Substitute Award Document.

As consideration for the assumption and substitution of the Original Award granted to me by Predecessor (“the Covered Options”), and the Company and its predecessors, including Predecessor, having provided me with Confidential Information as an [appointed vice president or elected officer] of the Company and/or its Predecessor, I agree to the following:

1.	I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions during the course of my employment, any Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. For purposes of this paragraph 1, “Company” shall include the Company, Predecessor and each of their subsidiaries.

2.

I acknowledge and agree that during the Restricted Covenant Period, I will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company or Predecessor, as the case may be, to terminate his/her employment with the Company or Predecessor, as the case may be, and/or to seek employment with my new or prospective

Exhibit 10.30

2003

employer, or any other company. For purposes of this Agreement, “Restricted Covenant Period” shall mean the period commencing on the termination of my employment with the Company for any reason and ending, (i) in respect of a restriction or limitation relating to my employment with Predecessor connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of Predecessor post-Distribution, two years following the Distribution Date, and (ii) in respect of a restriction or limitation relating to my employment with the Company or connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of the Company post-Distribution, two years following termination of my employment with the Company.

3.	I understand that by accepting the Covered Options, (i) if I violate the terms of paragraphs 1 or 2 of this Agreement, or (ii) if during the Restricted Covenant Period I engage in activities which are the same as or similar to activities in which I engaged at any time during the two years preceding termination of my employment with the Company, including any employment with Predecessor, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which I worked at any time during the two years preceding the termination of my employment with the Company, including any employment with Predecessor, then: (a) all of my vested and unvested Covered Options will terminate and no longer be exercisable; and (b) for all Covered Options exercised within two years prior to the termination of my employment with the Company or anytime after termination of my employment with the Company, I will immediately pay to the Company the difference between the exercise price as reflected in the Substitute Award Document for the Covered Options and the market price of the shares of Company common stock on the date of exercise (the “spread”). Paragraph 3(ii) applies in the countries in or for which I have performed work at any time during the two years preceding termination of my employment.

4.	The requirements of this Agreement can be waived or modified only upon the prior written consent of the Company. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options.

5.	I agree that upon termination of employment with the Company and two years thereafter, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer and/or to share information with Predecessor if deemed relevant to Predecessor’s ability to enforce its rights under this Agreement. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.

6.	I acknowledge that the harm caused to the Company and/or Predecessor by the breach or anticipated breach of paragraphs 1 and/or 2 of this Agreement may be irreparable and I

Exhibit 10.30

2003

agree the Company and/or Predecessor may have injunctive relief against me in addition to and cumulative with any other rights and remedies the Company and/or Predecessor may have pursuant to this Agreement, any other agreements between me and the Company, or between me and Predecessor for the protection of Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction will, at the request of the Company and/or Predecessor, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

7.	If any provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, I consent to any request by the Company and/or Predecessor to such court to interpret such provision by limiting or reducing it to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement are determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. However, and without regard to the foregoing, if paragraphs 1, 2 and 3 herein, or either of them, is not enforceable or otherwise invalid, the consideration I am providing the Company for the Covered Options would fail. I agree that all of my Covered Options will terminate and that, I will pay the Company the spread on any Covered Options exercised within two years prior to the termination of my employment or anytime after termination of my employment.

8.	I accept the terms of this Agreement and the Covered Options, subject to the terms of this Agreement, the Plan, and the Substitute Award Document issued pursuant thereto. I am familiar with the Plan and agree to be bound by it to the extent applicable, the actions of the Compensation Committee and the actions of the Company’s Board of Directors.

9.	I agree that this Agreement and the Plan, and the Substitute Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that, unless otherwise provided in the Plan, this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought in any federal or state court located in Illinois, USA. I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and stock option(s) offer.

Date	Signature	Printed Name

Commerce ID

Exhibit 10.30

2003

IN ORDER FOR THE ABOVE-REFERENCED COVERED OPTION(S) TO BE EXERCISABLE, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY HOLDINGS, INC. c/o EXECUTIVE REWARDS NO LATER THAN

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